Q-MED, INC.
                             A DELAWARE CORPORATION


                            SCHEDULE OF SUBSIDIARIES


               Heart Map, Inc., a Delaware corporation, 83% owned.

     Interactive Heart management Corp., a Delaware corporation, 100% owned.


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